Exhibit 10.2

May 26, 2015

Mr. Michael Tomsicek

Dear Mike:

ABIOMED, Inc. is pleased to extend to you this offer of employment, subject to Board of Directors approval, in the position of Vice President and Chief Financial Officer. We are excited to have you join our team and know that you will play a key role in building the strongest team in the industry.

This letter, along with any enclosures, contains our complete offer of employment to you. All of the compensation described in this letter will be subject to applicable withholdings. This offer is contingent upon successful verification of references as well as the successful completion of a Company-paid initial-employment drug screen and background check.

Your semi-monthly salary will be $14,583.33, annualized at a rate of $350,000. Your performance and salary will be reviewed annually and your salary may be adjusted in accordance with normal business practices based on your performance as well as on other factors such as the Company’s performance. Your vacation will accrue daily at a rate equivalent to 4 weeks per year.

You will be eligible for an annual bonus with an annual target pay-out of $210,000 for outstanding performance. The amount of such bonus, if any, will be determined by the Compensation Committee of our Board of Directors. Your bonus will be based on achievement of personal and Company objectives, provided you are an active employee in good standing at the time payment is made. Because you will be joining the Company mid-way through our fiscal year this amount will be pro-rated for FY’2016. The Company will also provide you with a formal Change of Control Agreement that will provide you with salary and benefits continuation for a period of two years in the event that your employment is terminated as a result of a change in control as defined in the agreement.

As an incentive for you to participate in the Company’s long-term growth, you will be eligible to receive (i) options to purchase 25,000 shares of the Company’s common stock (the “Options”), and (ii) 25,000 restricted stock units with time-based vesting (the “Time-Based RSUs) (collectively, the “Equity Awards”). The Options will be granted at the closing market price on the date of grant. The Options will vest over four years according to the following schedule: 25% on each of the first four anniversaries of the date of grant as long as you remain in the employ of the Company. The Time-Based RSUs will vest over three years, 1/3 on each of the first three anniversaries of the date of grant as long as you remain in the employ of the Company. The Equity Awards will be granted in accordance with the terms and conditions of the ABIOMED Stock Incentive Plan and are subject to approval by ABIOMED’s Compensation Committee of the Board of Directors.

While you are employed by ABIOMED, you will be eligible to receive benefits in accordance with the terms of the benefit plans that the Company may offer from time to time, subject to plan terms and generally applicable ABIOMED policies. This program presently includes medical and dental insurance, vacation, holidays, sick time, 401(k) savings plan, Employee Stock Purchase Plan and others. You will receive more detailed information regarding ABIOMED benefits and policies on or before your first day of employment. Where a particular benefit is subject to a formal plan (for example, medical insurance, 401(k)), eligibility to participate in the plan and to receive any particular benefit is governed solely by the applicable plan document. Should you have any questions about the Company’s benefits, please feel free to request a copy of any applicable plan document and/or make further inquiry. The Company reserves the right on a prospective basis to modify, change or eliminate its compensation, bonus or benefit programs in its sole discretion.

In order to protect ABIOMED’S substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its good-will with its clients, customers, suppliers and vendors, all employees are required to sign our standard employment, nondisclosure/non-compete agreement. The terms and conditions of this agreement will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to ABIOMED.

Also, as we have explained to you, just as ABIOMED regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. ABIOMED respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from your employer. Further, we want to make it perfectly clear you should not bring with you to ABIOMED, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of a former employer.

You also must complete an Employment Eligibility Verification Form, and submit (within 3 business days of employment) an original document establishing identity and employment eligibility.

While we obviously are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter ABIOMED policy under which both you and the Company remain free to end the employment relationship at any time and for any reason. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by ABIOMED and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

Once you have had an opportunity to review the above information, please confirm your acceptance of this offer, by signing the original of this letter and returning one copy of this letter to Stephen McEvoy by email at smcevoy@abiomed.com.

Mike, we are very enthusiastic about your joining ABIOMED and look forward to a mutually rewarding working relationship. Should you have any questions, please feel free to contact me at any time. We look forward to your acceptance of this offer!

Sincerely,

/s/ Michael R. Minogue

Michael R. Minogue
Chairman, President and CEO

Agreed and Accepted:

I accept the above described position and terms of employment. My start date will be July 15, 2015.

/s/ Michael Tomsicek	5-22-2015
Michael Tomsicek	Date